Exhibit 99.1

Evercore Completes Acquisition of ISI Group

NEW YORK, November 3, 2014 – Evercore Partners Inc. (NYSE: EVR) today announced that it completed on October 31, 2014 the acquisition of the ISI International Strategy & Investment and the remainder of its legacy Institutional Equities business.

The acquisition positions Evercore as an elite and scaled provider of non-proprietary capital markets advice and execution, broadening Evercore’s Investment Banking business and expanding its growth opportunities. The business, Evercore ISI, will initially provide macro research, as well as fundamental research coverage of more than 600 companies across 12 industries, or approximately 60% of the combined market cap of the S&P 500. Evercore ISI will serve more than 1,500 institutional investors globally, including the largest asset managers and fund complexes in the world.

“We are excited to announce the closing of the ISI transaction, moving us one step closer to our goal of creating the most elite independent investment banking advisory firm in the world,” said Ralph Schlosstein, President and Chief Executive Officer. “While it is still early days, client feedback to date affirms our expectation that Evercore ISI will have a positive effect on the growth rate of our overall Investment Banking business and that the Equities business will be an attractive business in its own right. Since the announcement of the acquisition in August, ISI has achieved a #5 ranking for its research product from Institutional Investor, and the firm has had record revenues in September and October, reflecting the support for this transaction from institutional investors globally. We are excited to welcome the entire ISI team to Evercore.”

“This step creates a broader and more effective banking firm because it provides Evercore with premier skills in all aspects of equities,” said Roger Altman, Executive Chairman. “I look forward eagerly to working with our new ISI colleagues.”

“Our clients’ support for this transaction has been extremely positive,” said Ed Hyman, Evercore ISI’s Chairman. “The combination of talent from the ISI and Evercore Equities businesses has created a powerhouse in research and distribution and we look forward to continuing to serve our expanded client network with the highest quality independent research, analysis and advice.”

About Evercore

Evercore is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality equity research, sales and trading execution that is free of the conflicts created by proprietary activities. Evercore’s Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from 28 offices in North America, Europe, South America and Asia. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore
+1-212-857-3100
Media Contact:	Dana Gorman
The Abernathy MacGregor Group, for Evercore
+1-212-371-5999